As filed with the Securities and Exchange Commission on December 22, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FBR CAPITAL MARKETS CORPORATION

(Exact name of Registrant as specified in its Charter)

Virginia	20-5164223
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street, North

Arlington, Virginia 22209

(703) 312-3080

(Address of principal executive office, including zip code)

FBR Capital Markets Corporation Partner Leveraged Stock Purchase Program

(Full title of the Plan)

William J. Ginivan, Esq.

Executive Vice President and General Counsel

FBR Capital Markets Corporation

Arlington, Virginia 22209

(703) 469-1040

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

John K. Hughes

Aryeh H. Zarchan

Sidley Austin LLP

1501 K Street, N.W.

Washington, D.C. 20005

(202) 736-8711

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	1,250,00	$6.43	$8,037,500.00	$573.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of common stock that may become issuable in the future under the FBR Capital Markets Corporation Partner Leveraged Stock Purchase Program as a result of stock splits, stock dividends or other similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(h) under the Securities Act on the basis of $6.43 per share, which was the average of the high and low sale prices of the Registrant’s common stock on The NASDAQ Global Select Market on December 17, 2009.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I are being separately provided to the participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows certain information to be “incorporated by reference” into this registration statement. Any statement in a document that FBR Capital Markets Corporation (the “Registrant”) has filed with the SEC prior to the date of this registration statement and which is incorporated by reference into this registration statement will be considered to be modified or superseded to the extent a statement contained in this registration statement or any other subsequently filed document that is incorporated by reference into this registration statement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this registration statement, except as modified or superseded.

The following documents have been filed by the Registrant with the SEC and are incorporated herein by reference and made a part hereof:

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009;

2.	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 filed with the SEC on May 8, 2009, August 10, 2009 and November 9, 2009 respectively;

3.	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 25, 2009, February 26, 2009, March 2, 2009, March 4, 2009, April 22, 2009, April 23, 2009, April 24, 2009, May 19, 2009, May 21, 2009, June 10, 2009, June 16, 2009, July 29, 2009, July 30, 2009, October 20, 2009, October 23, 2009 and October 28, 2009 (in each case excluding any portions of those current reports that were furnished to, and not filed with the SEC) and the Registrant’s Current Report on Form 8-K/A filed with the SEC on December 18, 2007;

4.	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 19, 2009;

5.	the Registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on November 20, 2007; and

6.	the Registrant’s description of its common stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed on June 5, 2007 under the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at the following address or telephone number:

FBR Capital Markets Corporation

1001 Nineteenth Street, North

Arlington, Virginia 22209

(703) 312-3080

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The Registrant’s articles of incorporation provide that it will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of its shareholders, by reason of the fact that he is or was a director or officer of the Registrant, or (2) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of the Registrant and he or she was acting on behalf of the Registrant or performing services for the Registrant, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to the Registrant with (1) a written statement of his or her good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The Registrant’s board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Registrant to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

Item 7.	Exemption From Registration Claimed.

Not applicable

Item 8.	Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant(1)

4.2	Amended and Restated Bylaws of the Registrant(1)

4.3	Form of Certificate for Common Stock(2)

4.4	FBR Capital Markets Corporation Partner Leveraged Stock Purchase Program(3)

5.1	Opinion of Sidley Austin LLP relating to the legality of the securities being registered(3)

23.1	Consent of PricewaterhouseCoopers LLP(3)

23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1)

1	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138824), which was filed with the SEC on November 17, 2006, and incorporated herein by reference.
2	Previously filed as an exhibit to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141987), which was filed with the SEC on May 21, 2007, and incorporated herein by reference.
3	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia on December 22, 2009.

FBR CAPITAL MARKETS CORPORATION

By:	/S/ RICHARD J. HENDRIX
Richard J. Hendrix President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD J. HENDRIX Richard J. Hendrix	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2009

/s/ BRADLEY J. WRIGHT Bradley J. Wright	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 22, 2009

/s/ ROBERT J. KIERNAN Robert J. Kiernan	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 22, 2009

/s/ ERIC F. BILLINGS Eric F. Billings	Chairman and Director	December 22, 2009

/s/ RICHARD M. DEMARTINI Richard M. DeMartini	Director	December 22, 2009

/s/ THOMAS J. HYNES, JR. Thomas J. Hynes, Jr.	Director	December 22, 2009

/s/ RICHARD A. KRAEMER Richard A. Kraemer	Director	December 22, 2009

/s/ RALPH S. MICHAEL, III Ralph S. Michael, III	Director	December 22, 2009

/s/ THOMAS S. MURPHY, JR. Thomas S. Murphy, Jr.	Director	December 22, 2009

/s/ ARTHUR J. REIMERS Arthur J. Reimers	Director	December 22, 2009